Exhibit 97.1

Adopted as of November 29, 2023

WOLFSPEED, INC.
COMPENSATION RECOVERY POLICY
This Compensation Recovery Policy (this “Policy”) provides that Wolfspeed, Inc. (the “Company”) will recover certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act (“Rule 10D-1”), and Listed Company Manual Section 303A.14 (the “Listing Rule”) of the New York Stock Exchange (the “NYSE”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 5 below. This Policy shall be effective as of October 2, 2023 (the “Effective Date”).
1.Applicability.
(a)This Policy applies to each “executive officer” as such term is defined in Rule 10D-1 and the Listing Rule (collectively the “Covered Employees”).
(b)This Policy applies to all Incentive-Based Compensation received on or after the Effective Date by a person: (a) after beginning service as a Covered Employee; (b) who served as a Covered Employee at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period of less than nine months that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, while a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
2.Administration and Interpretation.
(a)Authority. The Policy will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”; and the Compensation Committee in its role administering the Policy is the “Administrator”). The Administrator shall have full and final authority to make all determinations under this Policy, including without limitation whether the Policy applies and if so, the amount of compensation to be repaid or forfeited by the Covered Employees consistent with Rule 10D-1 and the Listing Rule, and to adopt such rules for the administration, interpretation, and application of this Policy as are consistent therewith and to interpret, amend or revoke any such rules, in each case to the extent permitted under Rule 10D-1 and the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive, and binding on all persons, including the Company, its affiliates, its shareholders, and employees, including the Covered Employees. Any action or inaction by the Administrator with respect to a Covered Employee under this Policy in no way limits the Administrator’s actions or decisions not to act with respect to any other Covered Employee under this Policy or under any similar policy, agreement, or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Employee other than as set forth in this Policy. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate. In carrying out the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. The Administrator may delegate ministerial administrative duties to one or more officers or employees of the Company, including the General Counsel or the Chief Human Resources Officer (“CHRO”). Questions regarding this Policy should be directed to the General Counsel.
(b)Liability. No member of the Administrator shall be personally liable for any action or determination made in good faith with respect to this Policy or to any settlement of any dispute between a Covered Employee and the Company. The Administrator shall be entitled to rely upon the advice or opinions of any attorneys, consultants, accountants, appraisers, brokers or other persons with respect to all matters concerning this Policy.
3.Recovery of Erroneously Awarded Compensation. In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. The Company’s recovery obligation pursuant to this Section 3 shall not apply to the extent that the Administrator determines that such recovery would be impracticable and:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE;
(b)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or
(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
4.Method of Recovery. The Administrator will determine, in its sole discretion, the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. Except to the extent otherwise required by applicable law, any recovery under this Policy may, in the discretion of the Administrator, be effectuated through the reduction, forfeiture or cancellation of awards, the return of paid-out cash or exercised or released shares, or adjustments to future incentive compensation opportunities. Notwithstanding the foregoing, except as set forth in Section 3 above, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Employee’s obligations hereunder. To the extent that the Covered Employee has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
5.Definitions.
(a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
(c)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(d)“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Employee; provided, however, that for Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

(e)“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall for purposes of this Policy be considered Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”).
(f)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(g)Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
6.No Indemnification. The Company shall not indemnify any Covered Employees against the loss of any Erroneously Awarded Compensation. Any right to indemnification by the Company that Covered Employee may have shall be waived with respect to any repayment made by such Covered Employee pursuant to this Policy.
7.Amendment, Modification and Termination. This Policy may at any time or from time to time be amended, modified, supplemented, repealed, revoked, replaced or terminated by the Administrator (in whole or in part), including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in this Policy, as and when it determines that it is legally required by any federal securities laws, rules, or regulations of the SEC, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Notwithstanding anything in this Section 7 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
8.Other Recovery Rights. The Board may require that any employment or severance agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment or severance agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
9.Acknowledgement. Each Covered Employee shall sign and return to the Company, within [60] calendar days following the later of (a) the Effective Date and (b) the date the individual becomes a Covered Employee, the Acknowledgement Form attached hereto as Exhibit A.
10.Successors. This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators, or other legal representatives.
11.Disclosure. This Policy, and any recovery of Erroneously Awarded Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by applicable SEC rules and regulations and the Listing Rule.

Exhibit A

WOLFSPEED, INC.
COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Wolfspeed, Inc. Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that (i) the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; (ii) the undersigned is bound by the terms of the Policy; (iii) the undersigned will abide by the terms of the Policy, including, without limitation, by repaying, returning, or forfeiting any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy; and (iv) the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

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